Exhibit 23.3

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

March 14, 2014

Mr. Segun Omidele

CAMAC Energy Inc.

1330 Post Oak Blvd. Suite 2550

Houston, Texas 77056

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton contained in “Item 2. Properties” in the section entitled “Reserves” and to the inclusion of our third-party letter report dated March 3, 2014, containing our opinion on the proved reserves as of December 31, 2013, attributable to the interest owned by CAMAC Energy Inc. in the Oyo field, offshore Nigeria as Exhibit 99.1 in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, of CAMAC Energy Inc. and in the registration statements (File No. 333-163869 and File No. 333-167013) on Form S-3 and (File No. 333-152061, File No. 333-160737, and File No. 333-194503) on Form S-8.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716